Exhibit 10.17

FIRST AMENDMENT
TO
BRUNSWICK CORPORATION
2005 ELECTIVE DEFERRED INCENTIVE COMPENSATION PLAN
(As Amended and Restated January 1, 2009)

WHEREAS, Brunswick Corporation (the “Company”), maintains the Brunswick Corporation 2005 Elective Deferred Incentive Compensation Plan (the “Plan”); and

WHEREAS, amendment of the Plan is now deemed desirable to give participants with an Elective Stock Deferral Account under the Plan a one-time opportunity to make or change an in-service distribution election with respect to such Elective Stock Deferral Account in accordance with the transition relief provided in Internal Revenue Service Notice 2007-86;

NOW, THEREFORE, by virtue and in exercise of the amendment authority reserved to the Company in Section 7 of the Plan, the Plan is hereby amended by adding the following new paragraph to the end of Section 4.2 of the Plan:

“Notwithstanding the foregoing provisions of this Section 4.2, during the election period established by the Committee, which shall end no later than December 31, 2008, a Participant may make or change an In-Service Distribution Election with respect to all or a portion of the vested stock units credited to his or her Elective Stock Deferral Account as of December 31, 2008 (including deemed reinvestment of dividends thereon); provided, however, the in-service distribution date elected may not be prior to April 1, 2009.  Such In-Service Distribution Election shall be irrevocable after December 31, 2008.  Except as specifically provided in this paragraph with respect to the ability to make or change an In-Service Distribution Election on or before December 31, 2008, the normal terms of the Plan shall govern distribution of a Participant’s Elective Stock Deferral Account, including the provisions of Sections 4.1, 4.3 and 4.4.”